Exhibit 99.1

NOT FOR IMMEDIATE RELEASE

Light & Wonder Announces Leadership Transition

Matt Wilson Appointed Interim Chief Executive Officer

LAS VEGAS – August 30, 2022 –Light & Wonder, Inc. (NASDAQ: LNW) (“Light & Wonder,” “L&W” or the “Company”), today announced that Matt Wilson, Light & Wonder’s Executive Vice President and Group Chief Executive of Gaming, has been appointed interim Chief Executive Officer while also continuing in his current role. In connection with the appointment, Barry Cottle has stepped down as President and Chief Executive Officer and a member of the Company’s Board of Directors and will support a seamless transition as a consultant.

The Company’s Board has commenced a search process to identify a permanent CEO and has engaged a leading national executive search firm. The search builds on the Board’s well-established succession planning process and will include both internal and external candidates.

“As we enter the next chapter of our growth journey as the leading cross-platform global game company, we are confident that now is the right time to make this leadership transition,” said Jamie Odell, Executive Chair of Light & Wonder. “Our Executive Vice Chair, Toni Korsanos, and I have worked closely with Matt for over 10 years, including most recently as he has successfully worked to turn around and reposition Light & Wonder’s Gaming business for long-term growth. We are confident that his strategic insights, deep industry knowledge, rich experience and impressive track record make him the ideal person to serve as interim CEO during this transition period.”

“I am honored to take on the role of interim CEO during this exciting time for our company,” said Mr. Wilson. “With a streamlined organization, sharpened strategic focus and strengthened balance sheet, we are now better positioned than ever to capitalize on the incredible opportunities ahead for the business. I look forward to working closely with the rest of the leadership team in this new capacity as we continue to accelerate our progress as a sustainable growth company.”

Mr. Odell concluded, “We thank Barry for all of his contributions to the fundamental reshaping of the Company that has positioned it for continued success. With our transformed balance sheet, continued strong business momentum and great progress executing on our capital allocation priorities, we see a tremendous opportunity to drive shareholder value. We look forward to working closely with Matt and the rest of the management team as we continue to execute on our strategic roadmap and deliver on our growth targets.”

Light & Wonder also today reaffirmed its 2022-2025 financial targets provided at its Investor Day on May 17, 2022. The Company remains committed to executing on its strategic plan to achieve these financial targets.

About Matt Wilson

Mr. Wilson is a seasoned executive with nearly 20 years of gaming industry experience with a proven record of driving growth and creating value. In his role as Light & Wonder’s Executive Vice President and Group Chief Executive of Gaming, he led the strategic growth plans for the Gaming team while overseeing product development, production, supply chain and sales of the Company’s Gaming products, systems and services. Prior to joining Light & Wonder, Mr. Wilson served as President and Managing Director, Americas at Aristocrat. During his tenure with Aristocrat, he also served as Senior Vice President of Global Gaming Operations, and Senior Vice President of Sales and Marketing, Americas. He holds a Bachelor of Commerce from the University of Wollongong and completed the Advanced Management Program at Wharton Business School.

About Light & Wonder, Inc.

Light & Wonder, Inc. (formerly known as Scientific Games Corporation), is a global leader in cross-platform games and entertainment. The Company brings together over 5,000 employees from six continents to connect content between land-based and digital channels with unmatched technology and distribution. Guided by a culture that values daring teamwork and creativity, the Company builds new worlds of play, developing game experiences loved by players around the globe. Its OpenGaming™ platform powers the largest digital-gaming network in the industry. The Company is committed to the highest standards of integrity, from promoting player responsibility to implementing sustainable practices. To learn more, visit lnw.com.

Forward-Looking Statements

In this press release, the Company makes “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s 2022-25 financial targets. Forward-looking statements can often be identified by words such as “will,” “may,” “should,” “could,” “expect,” “target” or comparable words.  These statements are based upon management’s current expectations, assumptions and estimates and are not guarantees of timing, future results, or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors, including those factors described in our filings with the Securities and Exchange Commission (the “SEC”), including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its annual report on Form 10-K that was filed with the SEC on March 1, 2022 (including under the headings “Forward-Looking Statements” and “Risk Factors”). Forward-looking statements speak only as of the date they are made and, except for the Company’s ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Inquiries
Jim Bombassei, Senior Vice President of Investor Relations
jbombassei@lnw.com

Media Inquiries
Nick Lamplough / Lucas Pers / T.J. O’Sullivan, Joele Frank, Wilkinson Brimmer Katcher, +1 212 355 4449